UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FEEL GOLF CO., INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

CALIFORNIA	000-26777	77-0532590
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

107 Commerce Way
Sanford, FL 32771
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(321) 397-2072
(ISSUER TELEPHONE NUMBER)

FEEL GOLF CO., INC. 2011 EQUITY INCENTIVE PLAN #5
(Full title of the plan)

Feel Golf Co., Inc.
107 Commerce Way
Sanford, FL 32771
(321) 397 2072
 (Name and address of agent for service)

COPIES OF COMMUNICATIONS TO:
Anslow & Jaclin, LLP
Attn: Gregg E. Jaclin, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Phone: (732) 409-1212
Fax: (732) 577-1188

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value, $.0001 per share	120,000,000 Shares	$0.0002	$24,000	$2.79

(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the closing price per share of the Registrant’s Common Stock on July 11, 2011 a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers the shares to be offered pursuant to the Feel Golf Co., Inc. 2011 Equity Incentive Plan #5 (the “Plan”) described herein.

(3) This registration statement shall also cover any additional shares of our common stock which become issuable pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Documents Incorporated by Reference ☒ Yes   ☐ No

PART II

Information Required in the Registration Statement

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement and made a part hereof:

(a)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed on November 15, 2010 pursuant to Section 15(d) of the 1934 Act.
(b)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed on August 16, 2010 pursuant to Section 15(d) of the 1934 Act.
(c)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed on May 13, 2011 pursuant to Section 15(d) of the 1934 Act.
(d)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 15, 2011 pursuant to Section 15(d) of the 1934 Act.
(e)	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed on April 13, 2011 pursuant to Section 15(d) of the 1934 Act.
(f)
All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The California Statutes and our Bylaws provide for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM  7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8.  EXHIBITS.

5.1     Consent and Opinion of Anslow & Jaclin, LLP
10.1   Feel Golf Co., Inc. 2011 Equity Incentive Plan #5
23.1   Consent of W.T. Uniack & Co. CPA

ITEM 9. UNDERTAKINGS.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, Florida, on this 8th day of September, 2011.

FEEL GOLF CO., INC.

By: /s/ Lee Miller
Lee Miller Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Lee Miller
Lee Miller Chief Executive Officer and Chief Financial Officer